As filed with the Securities and Exchange Commission on December 31, 2013

Registration No. 333-192000

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

under the

SECURITIES ACT OF 1933

MONTAGE TECHNOLOGY GROUP LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Room A1601, Technology Building, 900 Yi Shan Road

Xuhui District, Shanghai, 200233

People’s Republic of China

Tel: (86 21) 6128-5678

(Address, Including Zip Code, of Principal Executive Offices)

Montage Technology Group Limited 2006 Share Incentive Plan

Montage Technology Group Limited 2013 Performance Incentive Plan

(Full Title of the Plans)

Mark Voll

Chief Financial Officer

101 Metro Drive, Suite 500

San Jose, CA 95110

Tel: 408-982-2788

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Portia Ku

Eric C. Sibbitt

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, CA 94025

Tel: (650) 473-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

We are filing this Post-Effective Amendment No. 1 (the “Amendment No. 1”) to our Registration Statement on Form S-8 (the “Original Form S-8”), as filed with the Securities and Exchange Commission (the “Commission”) on October 30, 2013, solely to correct an inadvertent error in the Company’s 2013 Performance Incentive Plan (the “2013 Plan”) originally filed as Exhibit 4.2 with the Original Form S-8. This Amendment No. 1 includes the corrected 2013 Plan document. Except for the corrected 2013 Plan filed herewith, no other changes have been made to the Original Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(1) The Registrant’s Prospectus, dated September 25, 2013, filed with the Commission pursuant to Rule 424(b) under the Securities Act in connection with its Registration Statement on Form S-1 (Commission File No. 333-190761) initially filed with the Commission on August 21, 2013, as amended, which includes audited financial statements as of December 31, 2012, 2011, and 2010; and

(2) The description of the Registrant’s ordinary shares contained in its Registration Statement on Form 8-A (File No. 001-36064) filed with the Commission on September 12, 2013, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s Amended and Restated Memorandum and Articles of Association provide for indemnification of directors and officers for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, fraud or default.

Under its indemnification agreements with directors and officers, the Registrant has agreed to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The Registrant has also entered into an agreement with the underwriters of its initial public offering that provides for indemnification of the Registrant and its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant under the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See the attached Exhibit Index at page 7, which is incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China on December 31, 2013.

MONTAGE TECHNOLOGY GROUP LIMITED

By:	/s/ Mark Voll
Name: Mark Voll
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on December 31, 2013.

Signature	Title

*	Chairman and Chief Executive Officer
Howard C. Yang	(principal executive officer)

*	Director and President
Stephen Tai

/s/ Mark Voll	Chief Financial Officer
Mark Voll	(principal financial and accounting officer and
Authorized United States representative)

*	Director
Yung Kuei (YK) Yu

*	Director
Cathy Yen

*	Director
Jung-Kung (Jackie) Yang

*	Director
Edward Way

*	Director
Charles G. Sodini

*By	/s/ Mark Voll
Mark Voll
Attorney-in-Fact

EXHIBIT INDEX

Exhibits identified in parentheses below are on file with the Commission and are incorporated by reference as exhibits hereto.

Exhibit Number	Description of Document

4.1*	Montage Technology Group Limited 2006 Share Incentive Plan and forms option agreements (Incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-8 filed by Montage Technology Group Limited on October 30, 2013 (File No. 333-192000)).

4.2	Montage Technology Group Limited 2013 Performance Incentive Plan and forms option agreements thereunder.

5.1*	Opinion of Conyers Dill & Pearman (Cayman) Limited regarding the validity of the ordinary shares being registered (Incorporated by reference to Exhibit 5.1 to Registration Statement on Form S-8 filed by Montage Technology Group Limited on October 30, 2013 (File No. 333-192000)).

23.1*	Consent of PricewaterhouseCoopers Zhong Tian LLP (Incorporated by reference to Exhibit 23.1 to Registration Statement on Form S-8 filed by Montage Technology Group Limited on October 30, 2013 (File No. 333-192000)).

23.2*	Consent of Conyers Dill & Pearman (Cayman) Limited (included as part of Exhibit 5.1) (Incorporated by reference to Exhibit 5.1 to Registration Statement on Form S-8 filed by Montage Technology Group Limited on October 30, 2013 (File No. 333-192000)).

24.1**	Powers of Attorney (included on signature pages to the Registration Statement).

*	Incorporated by reference herein.
**	Previously filed.